Exhibit 99.1

Infinera Announces Resignation of CFO

Effective February 28, 2014

Sunnyvale, Calif. – Oct. 23, 2013 – Infinera (NASDAQ: INFN) today announced that chief financial officer Ita Brennan will resign effective February 28, 2014 to pursue another opportunity at a technology start-up. The Company will commence the process of conducting a search for a new chief financial officer and expects to announce a succession plan on or before her resignation date.

Ms. Brennan has served as Infinera’s CFO since June 2010. She joined Infinera in 2006 and served in various roles within the company’s finance group, prior to her promotion to CFO. Ms. Brennan will continue to direct Infinera’s finance activities as CFO until her departure date.

“We are grateful to Ita for her many years of service to Infinera,” said Tom Fallon, chief executive officer of Infinera. “She has built a strong financial team at the company and has been an outstanding leader both inside and outside Infinera. We wish her the very best.”

“I am grateful for the learning, experience and relationships I have enjoyed in seven great years at Infinera,” said Ms. Brennan. “I look forward to seeing the company continue to grow and successfully execute on the long-term strategy we have put in place.”

Contacts:

Infinera Media: Anna Vue Tel. +1 (916) 595-8157 avue@infinera.com	Infinera Investors: Jenifer Kirtland Tel. +1 (408) 543-8139 jkirtland@infinera.com

About Infinera

Infinera is a leader in Intelligent Transport Networks. Intelligent Transport Networks help carriers exploit the increasing demand for cloud-based services and data center connectivity as they advance into the Terabit Era. Infinera is unique in its use of breakthrough semiconductor technology to deliver large scale Photonic Integrated Circuit (PICs) and the application of PICs to vertically integrated optical networking solutions that deliver the industry’s only commercially available 500 Gb/s FlexCoherent super-channels. Infinera Intelligent Transport Network solutions include the DTN-X, DTN and ATN platforms. Find more at www.infinera.com.

This press release contains forward-looking statements about Infinera’s business. Further information about the risks and uncertainties that affect our business, is contained in the risk factors section and other sections of our annual report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2013, as well subsequent reports filed with or furnished to the SEC. These reports are available on our website at www.infinera.com and the SEC’s website at www.sec.gov. Infinera assumes no obligation to, and does not currently intend to, update any such forward-looking statements.